2011 1st Q Conference Call

Jill:  Good morning everyone.  My name is Jill Mohler, Secretary of CHDT Corporation.  Welcome to CHDT’s 1st Quarter earnings call. For those who need to reference today's press release, you'll find it at www.chdtcorp.com.

Leading today's call is Howard Ullman, Chairman of CHDT Corp. Before I turn the call over to Mr. Ullman, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K, and 10-Q filings, by the Company.

Now I would like to turn the call over to Chairman, Howard Ullman.

Howard: Good morning, everyone. Welcome to CHDT’s first quarter earnings call.  This is a huge day for our Company, especially for our long-time shareholders as today we have made a significant accomplishment.  We will be discussing first quarter income - not losses for the first time in our history. The first quarter has historically been our weakest quarter of the year but this year the good news is we posted a profit in our first quarter, which last year reflected almost 70% of our entire loss for the year.  I’m not only pleased but anxious to see how our future quarters unfold as we are carrying our largest order backlog in Company history of 4.5 million dollars.

During our conference call, shareholders are welcome to e-mail me with any questions that they may have and we will try and answer those questions during the Q and A portion of this call. You can email me at hullman@chdtcorp.com.

Without further delay, I would like to introduce our CFO, Gerry McClinton to report on our  1st qtr 2011 earnings.

Gerry: Thank you Howard for your introduction.

For those investors listening for the first time, my name is Gerry McClinton. I am the Chief Financial Officer and Chief Operating Officer for the Company, welcome to our webcast. Since our last webcast we also filed the  CHDT annual 14C report on April 19th.

The Company’s 10q report for the period March 31st 2011 was filed on May 5th.

It has been a long time in coming and the momentum has been building so we are glad to report our first Q-1 profit since the formation of CHDT Corporation.  I will review the major highlights of these results but the things to note as compared to the same period last year are:

-	The substantial increase in revenues in the first quarter (our historically weakest quarter).

-	The reduction in expense levels.

-	The record backlog with Q 2-3 shipping windows.

Results of Operations:

Total Revenues: For the three months ended March 31, 2011 the Company had Gross Sales of approximately $2,616,100 with sales allowances of $198,700 for net revenues of $2,417,400 compared to net revenues for the same period in 2010 of approximately $ $353,000. This represents an increase of approximately $2,064,400 or 584% compared to the first quarter 2010 results. Historically the first quarter is our weakest revenue quarter. This substantial revenue increase is the result of introducing our new products and expanding our customer base.  All of the revenue was generated by Capstone.

Cost of Sales: For the three months ended March 31, 2011 and 2010, cost of sales were approximately $1,826,200 and $238,200, respectively. These costs represent 75% and 67% respectively of Total Net Revenue.  As a percentage of total revenue, cost of sales have increased which has a direct impact on our gross margin percentage. This is not the result of increased production costs but it is the effect of the accounting treatment of  sales allowances that were reclassified  by our auditors of out of selling expense to return allowances totaling $198,600. This lowered the Net Sales Revenue  and  had the effect of  increasing the Cost of Sales percentage to Net sales by approximately 5.7%.

Gross Profit: For the three months ended March 31, 2011, gross profit was approximately $591,200 an increase of approximately $476,500 or 415% from $114,700 for the same quarter last year. Gross profit as a percentage of sales was 24.4% for the three months ended March 31, 2011 as compared to 33% for the three months ended March 31 2010. The large Gross profit increase in dollars is attributed to significantly increased shipments in the quarter as compared to the same period last year. As referenced earlier, the lower gross profit percentage compared to the same period in 2010 was  the result of additional promotional allowances allowed during the quarter.  These funds supported the new wireless motion sensor light.

Total Operating Expenses:  were approximately $408,400 for the three months ended March 31, 2011 as compared to approximately $588,700 for the three months ended March 31, 2010, a net reduction of approximately $180,300 or 30%. This expense decrease can be attributed to various factors. During 2010 an expense reduction program was initiated which has continued into 2011 and the Company eliminated certain expenses.

Lets look at these expenses in more detail:

Sales & Marketing Expenses: for the quarter ended March 31 2011 were approximately $52,700 as compared to $102,900 in same period 2010. This is a reduction of $50,200 or 48.7%. The main reason for this reduction is that the STP license fee has been eliminated in 2011, which cost $62,500 in the same period in 2010.

Compensation Expenses: for the quarter ended March 31 2011 were approximately $184,600 as compared to $287,500 in same period 2010. This is a reduction of $102,900 or 35.8%. During 2010

Executive Management voluntarily cut their salaries by 20% which has continued in the first quarter 2011 and  one Management position was eliminated. Stock based compensation was also reduced by

$18,100 as compared to same period 2010.

Professional Fees: for the quarter ended March 31, 2011 were approximately $37,700 as compared to $54,500 in the first quarter 2010. This is a reduction of $16,800 or 30.8%.

Product Development Expenses: for the quarter ended March 31, 2011 were approximately $52,000 as compared to $35,300 in the first quarter 2010. This is an increase of $16,700 or 47.3% due to the investment in new products and increased quality control inspection costs in our factories associated with the higher volume of orders shipped in the quarter.

General Administrative Expenses: for the quarter ended March 31, 2011 were approximately $81,200 as compared to $108,200 in the first quarter 2010. This is a reduction of $27,000 or 24.9%.

During first quarter 2011, depreciation and packaging amortization costs have been reduced by $24,700 as we no longer have the added expense of amortizing STP package or depreciating STP tooling expense.

Other Income (Expense): Interest Expense for the three months ended March 31, 2011 was approximately $75,700, an increase of $41,900 from approximately $33,800 expensed for the three months ended March 31, 2010. This expense increase was the result of additional funding required to support the significant order increase during the quarter and for future orders.

Net Income (Loss): The Income for the three months ended March 31, 2011 was approximately $107,100, against a loss of approximately $507,800 for the three months ended March 31, 2010. As compared to the same period in 2010, the Company improved its net results by approximately $614,900.

This result is major milestone in the development of this Company.  We have been able to achieve a profit in our weakest quarter. Our decision to invest in the development of our core lighting products is starting to have an impact on our results.  Indeed we have continued to invest in this quarter by spending at minimum a further $146,000 in product promotions and awareness. Our backlog moving into the second quarter is in excess of $4.5m dollars and a number of additional opportunities remain pending. With this good news I would like to introduce our CEO, Stewart Wallach.

Stewart:  Thank you Gerry for the positive report and the introduction. The Q1 numbers are not only exciting but also serve as a validation of management’s actions subsequent to the retail recession. The relative impact on our company could have been substantially more critical had the management reacted differently. Over the course of 2008-9, management discontinued non-performing product lines, negotiated finalization of the STP license and ramped up the launch of several new lighting programs. Additonally, expense levels were contained and the shift to marketing resumed at precisely the right time.

While our corporate performance continues to gain momentum, our stock value does not directly reflect this progress. We believe our stock is significantly undervalued and as our budgets permit we will further explore the numerous tools & programs available to us to expand CHDT awareness. However, as we have commented before, we have not and will not take any shortcuts that typically result in short terms gains and long term disappointment. We are a unique OTC company and although today we rely greatly on word of mouth, the support is increasing slowly and steadily.

Moreover ,as our cash flow improves, we will explore ways that we can internally impact the value of our shares but no specific plan is in place as of this conference call. Again, we have worked hard to achieve the stability we are currently experiencing but much work lies ahead and we always do our best to act responsibly and prudently for our shareholders.

I continue to receive outside opinions and recommendations re: ways to best leverage our performance and ultimately share valuation.  We have not settled on a specific plan of action. Be certain of this, we will act if & when the right opportunity presents itself. There are many areas of business we have experience in and our management has proven its resilience and ability to respond as necessary over the course of their respective careers.

One last point to cover off on [before the Q & A section of the call] re: forward looking financial performance. Our backlog of approx. $4.5 M is a clear indication of our acceptance in the market place. The impact on our company is significant as it enables us to plan better, make better business decisions and project performance in a responsible manner. Generally speaking we are more proactive than reactive. There are a few things to consider when digesting this revenue potential reflected in the backlog. The exact shipping windows often vary due to logistical matters. For instance, we could have several hundreds of thousands of dollars prepared for shipments and then a delay due any number of reasons (ie: customer scheduling changes, container scheduling issues etc..)  . The reason I share this with you is that we do not know for certain if any of these occurrences will impact Q2 vs Q3 revenue numbers. It is for these reasons and these reasons alone that we will not forecast revenue for Q2. The most important datapoint I can comfortably share is that the $4.5 M are solid orders with ship dates no later than Q3.  We are working hard to deliver a record Q2 on the heels of this outstanding  Q1, however, shipping cutoffs do impact our numbers regularly. The good news is if an order does not make a Q2 shipping window, it will simply make Q3 that much stronger and as you know, Q3 is historically our best performing quarter.

At this time, we customarily respond to questions that have been forwarded to us by shareholders. Thank you for your time & attention;  I hope you are all as encouraged by these results as I am.
Stewart: Howard have you received any emails during the call?

Howard: Yes, we have so let’s get right to them.

Questions

1.  Can you now forecast year-end 2011 revenues and are you expecting a profitable year?

By the close of Q3, we will have surpassed all of 2010 revenues.  Additionally, we have posted a profitable first qtr and  depending on shipping windows in Q2 we may have a record Q2 as well. For certain, based upon YTD revenues and our backlog, we will have a record performance thru Q3. Year- end performance is simply to far out to conclude on.

2. When will the 4.5 million order backlog be shipped?

As stated earlier, no later than Q3.

3. Do you expect a second quarter profit?

Depending on the % of backlog that gets shipped in Q2…if shipments fall short of requirements to be profitable, we will have an even stronger Q3. I anticipate both Q2 & 3 will outperform 2010 respectively.

4.  Are there any new products in the pipeline? If so, can you discuss them?

Yes there are..however for competitive reasons we will not introduce these publicly until ready for retail presentations.

5. Newey Technology China is CHDT Corp's exclusive manufacturer of the Eco-i-Lite. I believe Eco-i-Lites are the main revenue generators for CHDT Corp.and essential to this Company’s survival.
Newey's website now offers Cree LED nightlights (the mini Eco-i-Lite) for sale. http://envision.en.alibaba.com/product/450540877-210840306/Cree_LED_night_light.html
(Cree is a Nasdaq listed Company that develops and sells LED lighting products).

We appreciate you bringing this to our attention.  Rest assure, we monitor these web site activities regularly.  The CRE LED nightlight is simply our Mini Eco-i-Lite featuring a CRE LED bulb.  This product is more costly than our existing products and may or may not be available for the U.S. market.  However, we do have an exclusive manufacturer agreement in place for the Americas.

6.  Please describe Capstone product sales progress in the Latin American market.
The South America economies have slowed.  We do have distribution in place and additional inquiries are being added from Argentina and Brazil.

7.  Will the lower gross profit margin continue? Does it result in greater sale's and a better profit then a higher margin would?

I trust you have a better understanding of the lower gross profit margin issue as discussed earlier in the conference call.  The gross margin (cost of goods) has not increased and as a result our margin has remained consistent.

8.  Have LED desk light's failed to "catch-on" with shopper's? What kind of a market do you think there is for them?

Our LED desk lights which our branded Light Ringers are just finding their way to retail shelves.  We do not have any point of sale data.

9.  Why doesn't the Company amalgamate all websites pertaining to the Company under one website and make that a very professional one. The Company takes great pride in packaging their products, that needs to carry over to the Company website.

Although we plan on updating our websites, we feel it is best to have subsidiaries in control of their own because their respective needs are different.

10.  Is the Company contemplating a R/S in 2011?

Not as of today.

11.  Are they actively pursuing additional avenues for sales (i.e. big box stores)? How so?

Sales activities are always in process.  We are on the calendar of specific retailers that are conducting reviews in the months to come -  Some of which we have not participated in prior to now.

12. (GM to answer)How do they intend on expanding production/ procurement of goods so that the backlog does not continue to grow and the client frustration that could result in delays of receipt be mitigated?

I believe the question is whether our backlog is growing as a result of inadequate production.  We have never missed a ship date as required by our retailers.  Our score cards at retail level are indicative of our commitment to operational excellence.

13. What are their plans for building shareholder value in addition to revenues? Are they considering a buy back or aggressive debt pay down?

From our perspective, shareholder value should be a result of successful revenue development.  We have seen some mild impact as a result of our Q1 revenues but needless to say, more people need to learn about our progress.  We are looking into options to stimulate shareholder value.

14.  What are their realistic goals for achieving a higher stock exchange and timeline?

We don’t have a definitive answer for you but I can assure you ? that when we  meet the criteria, nothing would make us more pleased to move in this direction.

15.  What do they think it is going to take for the market to react to their finally turning a profit? (I am hoping they do not plan on doing a "market awareness" campaign as I am of the mind it is a waste of money and shares and only done by companies looking to sell shares).

Well this is certainly a different twist and I personally could not agree more with you.  We will not act irresponsibly to achieve short term success.  I have been consistent in this position – ad nauseum.

16.	CHDT Corp. Management does not appear aggressive in selling the Eco-i-Lite. My impression is that management is comfortable with their current plan of getting an occasional order from a Big Box store.
Why doesnt CHDT Corp. management adopt the motto of "An Eco-i-Lite in Every Home" and realistically and aggressively function to pursue that goal?

While I appreciate your enthusiasm and acknowledgement of the Eco-i-Lite product, the adoption of a motto in and of itself will not get the job done.  We aggressively appeal to every big box retailer in North America.  Each and every opportunity available to us.  Please keep in mind, annual review calendars are not under our control but as mentioned earlier, we are currently on calendars we have not been on prior to now.

Stewart:  At this point we are out of time so I would like to turn the call back to Howard Ullman for a closing comment.

Howard: Thank you Stewart and Gerry. I’m sure our shareholders are pleased with the Company’s progress as it has been a struggle the past few years in retail but as the economy improves it is evident that our products are in demand and will continue to gain traction. The first quarter represents a huge swing from a loss of over $500,000 dollars to a profit of over $100,000 which should indicate to all the direction the Company is headed. Management has worked tirelessly on turning the Company around and I would like to personally thank them for their hard work. Thank you, gentlemen.
This is Howard Ullman wishing you a good day.